EXHIBIT 23.4


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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Magic Software Enterprises (UK) Limited


We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 of Magic Software Enterprises Ltd. (the "Company") relating to the registration of an additional 1,000,000 Ordinary Shares, par value NIS 0.1 per share, of the Company authorised for issuance under its 2000 Employee Stock Option Plan, of our report dated 29 January, 2002 relating to the balance sheet of Magic Software Enterprises (U.K.) Limited, a wholly-owned subsidiary of the Company, as of December 31, 2001, and the related statements of operations and changes in shareholders' equity for each of the two years ended December 31, 2001, which report appears in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2002.




/s/ Blick Rothenberg
Blick Rothenberg
Chartered Accountants

March 12, 2004




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